Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Milt Alpern, CFO Applix Inc. 508-870-0300, ext. 450 malpern@applix.com

APPLIX REPORTS STRONG FOURTH QUARTER 2003 RESULTS

Analytics revenue increases 33% from year-ago quarter
Company takes restructuring charge for renegotiated headquarters lease

WESTBOROUGH, Mass. — February 5, 2004 — Applix, Inc., (NASDAQ: APLX), a global provider of Business Intelligence (BI) and Business Performance Management (BPM) software solutions, today reported that revenue for the quarter ended December 31, 2003 was $8.16 million, compared to $9.83 million in the fourth quarter of 2002. For comparison purposes, revenue for the year ago quarter included $3.71 million from the Company’s customer relationship management (CRM) business, which was sold during the first quarter of 2003. Reported revenue for the fourth quarter of 2003 consists exclusively of revenue derived from the analytics business (BI and BPM software), representing a 33% increase from the same period last year. Analytics license revenue for the fourth quarter of 2003 was $4.77 million, compared to $3.27 million for the same period a year ago.

For the past four quarters, the Company has generated sequential growth in both total analytics revenue, as well as analytics license revenue. Total analytics revenue increased from $5.58 million in the first quarter to $5.94 million in the second quarter to $6.42 million in the third quarter to $8.16 million in the fourth quarter, increases of 6.5%, 8.1% and 27.1%, respectively. Analytics license revenue increased from $2.44 million in the first quarter to $2.66 million in the second quarter to $3.11 million for the third quarter to $4.77 million for the fourth quarter, increases of 9.0%, 16.9% and 53.3%, respectively.

The net loss for the fourth quarter of 2003 was $2.67 million, or $0.21 per basic and diluted share, compared to a net loss of $2.95 million, or $0.24 per basic and diluted share, for the year ago period. Included in the results for the fourth quarter of 2003 was a restructuring charge, totaling $3.24 million, or $0.25 per basic and diluted share, related to the renegotiation of the Company’s Westborough, Mass. office lease to reduce space and on-going rent, which will result in an annual savings of approximately $900,000.

David C. Mahoney, President and Chief Executive Officer of Applix, said, “As Applix continued through its transition to a pure-play BI and BPM company, we made excellent progress last quarter, aided by several key customer wins and a full quarter of revenues from our highly successful TM1 Web product. We are continuing to compete effectively in our space, winning new customers with our core analytics software, as well as expanding our product relationships with existing customers. We believe that our performance this quarter provides further evidence that demand for the feature-rich, rapidly deployed and easily integrated BI software we provide, in concert with our expanding base of partners, is growing among a wide variety of companies around the world. We are particularly enthusiastic about the prospects for penetration among the mid-market to Global 2000 companies we target where their return on investment in our software is clear and speedy. As we move into 2004, we are confident that Applix will reach the ‘steady state’ business model, operationally and financially, we having been working toward over the past 12 months that will enable us to generate sustainable profitability.”

Gross margin for the fourth quarter of 2003 improved to 77.1% from 76.8% in the third quarter 2003 and from 68.0% for the fourth quarter 2002. The improvement in gross margin was attributable to the higher percentage of license revenues, offset by the additional write-offs of approximately $250,000 in previously capitalized software development costs. On an annualized basis, gross margin benefited from the reduction of lower margin services revenue and the related cost of that revenue associated with the Company’s CRM business sold in the first quarter of 2003.

Total operating expenses for the quarter ended December 31, 2003 totaled $9.16 million compared to $9.55 million in the year ago period. The fourth quarter this year included the real estate restructuring charge of $3.24 million and approximately $85,000 in legal costs associated with the previously-announced investigation by the Securities & Exchange Commission following two financial restatements.

Results for the Year Ended December 31, 2003

Revenue for 2003 was $27.36 million, compared to $36.60 million in 2002. For comparison purposes, revenue for the 2002 period included $15.38 million from the Company’s CRM business, sold during the first quarter of 2003. Reported revenue for 2003 included $26.10 million in analytics revenues, compared to $21.22 million in 2002, reflecting a 23.0% increase in analytics revenues from last year.

The net loss for 2003, which includes a $7.91 million gain from the sale of the CRM business as well as the $3.24 million real estate restructuring charge, totaled $10,000, compared to a net loss of $5.77 million, or $0.47 per basic and diluted share, for the year ago period.

Fourth Quarter Business Highlights

•	Applix’s flagship product, TM1, was named the best-performing analytics engine in The OLAP Survey 3 by independent analyst and OLAP (online analytical processing) authority Nigel Pendse.

•	Applix continued to build its customer base with companies that are realizing measurable benefits of employing real-time analytics for forecasting, planning and consolidations. During the quarter, Airbus SAS, Credit Suisse Asset

Management, Eli Lilly, NCP (National Car Parks), South African Airways and Sun Life are just a few examples of the global leaders who selected the Company’s TM1 BI platform.

•	The Company continued to expand its worldwide distribution channel by signing 22 partners during the fourth quarter, including CorpSoft Nordic, KnowledgeLab Software and Lynx Consulting.

•	For the third consecutive year, Applix has been selected by the readers of DM Review magazine as a leading provider of business intelligence solutions. Applix’s ranking in the 2003 DM Review 100 moved up more than 30 places from its 2002 position, making Applix one of the companies with greatest ranking improvement on the list.

•	Applix named analytics visionary Manny Perez to the position of Chief Technology Officer. Perez will be responsible for the technology direction and architecture of the company’s award-winning BI and BPM products.

Milt Alpern, Chief Financial Officer of Applix, commented, “We were able to show significant improvement from a financial standpoint this quarter, including strong revenue growth and positive cash flow generation, while we also benefited from favorable foreign currency exchange rates. The restructuring measures we took this year will enable the company to save approximately $900,000 in annual rent expense going forward, thus enabling us to invest prudently in revenue-enhancing areas of our business without impeding our ability to achieve the profitable business model we are targeting.”

Fourth Quarter Financial Highlights

•	Cash and cash equivalents totaled $9.24 million at 12/31/03; subsequent to year-end, the Company made a $3 million payment to its landlord in connection with its real estate restructuring.

•	The Company generated positive cash flow during the quarter of approximately $150,000 as compared to burning approximately $600,000 during the third quarter.

•	Days sales outstanding was 63 days at 12/31/03 up from 48 days at 9/30/03, which was unusually low.

•	Average license deal size remained constant at $25,000 - $35,000 and the number of +$100,000 transactions increased to four.

Following the close of the quarter, Applix agreed on the terms for a $2 million line of credit for working capital purposes and $1 million line of credit for equipment financing with Silicon Valley Bank, subject to the Bank’s final credit approval.

Business and Financial Outlook for 2004

•	The Company is currently targeting total revenues of $30-33 million in 2004.

•	The Company is targeting break-even results for the first quarter, followed by steadily improving profit in the following quarters in 2004.

Investor Conference Call and Webcast

The senior management of Applix will host a conference call and Webcast to discuss the fourth quarter results tomorrow morning, Friday, February 6, 2004 at 8:30 am EST. To access the call, please dial 1-800-901-5213, using the confirmation code 26063351. Internationally, the call may be accessed by dialing 1-617-786-2962, using the same confirmation code. To listen via live audio Webcast, please visit the Company’s website, www.applix.com at least ten minutes prior to the start of the call. The Webcast will be available as a replay starting one hour after the call is completed at the same location.

About Applix

Applix (NASDAQ: APLX) is a global provider of Business Intelligence and Business Performance Management solutions. These solutions enable the continuous management and monitoring of performance across the financial, operational, customer and organizational functions within the enterprise. More than 1,700 customers worldwide use Applix’s adaptable, scalable and real-time solutions, delivered by Applix and by a global network of partners, to manage their business performance and respond to the marketplace in real-time. Headquartered in Westborough, MA, Applix maintains offices in four countries in Europe, North America and the Pacific Rim. For more information about Applix, please visit www.applix.com.

This news release contains forward-looking statements, including targeted financial results for 2004, which involve risks and uncertainties. Forward-looking statements in this document are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements concerning future plans or results are only estimates and actual results could differ materially from expectations. Certain factors that could cause or contribute to such differences include without limitation, competitive pressures, changes in customer demands, adverse economic conditions, loss of key personnel, litigation, potential fluctuations in quarterly results, lengthy sales cycles, market acceptance of new or enhanced products and services, factors affecting spending by customers and other risks, uncertainties and factors including those described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 under the heading “Risk Factors” and its most recent Quarterly Report on Form 10-Q under the heading “Factors That May Affect Future Results.” The forward-looking statements provided by the Company in this press release represent the Company’s views as of the date of this release. While the Company anticipates that subsequent events and developments may cause the Company’s views to change, it disclaims any obligation to update these forward-looking statements, and these forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

©2004 Applix, Inc. All rights reserved. Applix and TM1 are registered trademarks of Applix, Inc. All other trademarks and company names mentioned are the property of their respective owners.

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Applix, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,

	2003	2002	2003	2002

Revenues:
Software license	$4,765	$4,368	$13,222	$16,050
Professional services and maintenance	3,392	5,464	14,133	20,546

Total revenues	8,157	9,832	27,355	36,596
Cost of revenues:
Software license	689	765	1,850	2,040
Professional services and maintenance	1,181	2,384	5,270	9,989

Total cost of revenues	1,870	3,149	7,120	12,029

Gross margin	6,287	6,683	20,235	24,567
Operating expenses:
Sales and marketing (includes $0 and $23 of stock-based compensation for the three months and year ended December 31, 2003, respectively)	2,935	4,900	10,747	15,311
Product development	1,279	1,639	5,512	5,699
General and administrative (includes $15 and $267 of stock-based compensation for the three months and year ended December 31, 2003, respectively)	1,650	1,413	7,653	5,249
Compensation expenses and amortization of acquired intangible asset	62	613	833	2,405
Write down of notes receivable	—	964	—	964
Restructuring expense	3,238	20	3,238	381

Total operating expenses	9,164	9,549	27,983	30,009

Operating loss	(2,877)	(2,866)	(7,748)	(5,442)

Non-operating income (expense):
Net gain (loss) from sale of subsidiary	—	141	(164)	141
Interest and other income (expense), net	223	(38)	933	(47)
Net gain from sale of CRM business	—	—	7,910	—

(Loss) income from continuing operations before income taxes:	(2,654)	(2,763)	931	(5,348)
Provision for income taxes	—	111	764	222

(Loss) income from continuing operations	(2,654)	(2,874)	167	(5,570)

Loss from discontinued operations	(15)	(76)	(177)	(204)

Net loss	$(2,669)	$(2,950)	$(10)	$(5,774)

Net (loss) income per share, basic and diluted:
Continuing operations, basic	($0.21)	($0.23)	$0.01	($0.46)
Continuing operations, diluted	($0.21)	($0.23)	$0.01	($0.46)
Discontinued operations, basic and diluted	($0.00)	($0.01)	($0.01)	($0.02)

Total loss per share, basic and diluted	($0.21)	($0.24)	($0.00)	($0.47)

Weighted average number of shares outstanding:
Basic	12,876	12,365	12,601	12,223
Diluted	12,876	12,365	13,197	12,223

Applix, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except share and per share amounts)

	December 31,	December 31,

	2003	2002

ASSETS
Current assets:
Cash and cash equivalents	$9,241	$8,389
Accounts receivable, net	5,715	5,810
Other current assets	2,125	1,906

Total current assets	17,081	16,105

Restricted cash	817	933
Property and equipment, net	973	1,875
Capitalized software costs, net	265	1,460
Goodwill	1,158	1,187
Intangible asset, net	812	1,062
Other assets	843	925

TOTAL ASSETS	$21,949	$23,547

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,083	$2,296
Accrued expenses	6,657	9,563
Accrued restructuring expense	3,400	—
Deferred revenue	8,060	8,703

Total current liabilities	19,200	20,562

Long term liabilities	494	566

Total liabilities	19,694	21,128

Stockholders’ equity:
Preferred stock; $.01 par value; 1,000,000 shares authorized, none issued	—	—
Common stock; $.0025 par value; 30,000,000 shares authorized; 13,272,379 and 12,675,176 issued, respectively	33	32
Additional paid in capital	50,497	49,600
Accumulated deficit	(45,375)	(45,365)
Accumulated other comprehensive loss	(1,539)	(487)

	3,616	3,780
Less: treasury stock, 357,627 and 306,198 shares, respectively	(1,361)	(1,361)

Total stockholders’ equity	2,255	2,419

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$21,949	$23,547